Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Mechanics Bancorp of our report dated March 20, 2025, except for Note 23 – EARNINGS PER SHARE for which the date is July 3, 2025, on the consolidated financial statements of Mechanics Bank, appearing in the Registration Statement on Form S-4 (No. 333-288528) of Mechanics Bancorp (formerly known as HomeStreet, Inc.).

/s/ Crowe LLP

Sacramento, California
September 2, 2025